UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2013

DECKERS OUTDOOR CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
000-22446	95-3015862
(Commission File Number)	(IRS Employer Identification No.)

495A South Fairview Avenue, Goleta, California	93117
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(805) 967-7611

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.
On May 7, 2013, Deckers Outdoor Corporation made the following letter available to its stockholders in connection with its 2013 Annual Meeting of Stockholders. The letter was also filed as "definitive additional materials" on Schedule 14A with the Securities and Exchange Commission:
"Dear Stockholder:
The Annual Meeting of Stockholders of Deckers Outdoor Corporation, a Delaware corporation (the “Company”, “Deckers”, “we”, or “us”), will be held at our corporate headquarters located at 495-A South Fairview Avenue, Goleta, California 93117, on Wednesday, May 8, 2013 at 3:00 p.m. local time (the “Annual Meeting”).  A Notice of Internet Availability of Proxy Materials, which provided certain information about the proxy statement and other proxy materials relating to the Annual Meeting, was made available to our stockholders on or about March 28, 2013.
One of the proposals set forth in the proxy statement provided for the ratification of the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2013.
Subsequent to the date the proxy statement was made available to our stockholders, KPMG advised us that Mr. Scott London, a former partner at KPMG, allegedly provided  non-public information to a third party, who then used the information to trade in securities of certain KPMG clients, including Deckers.  A criminal complaint was filed against Mr. London by the United States Department of Justice, and a civil complaint has been filed against Mr. London by the SEC.  We became aware of this information on or about April 8, 2013.  Mr. London was the Partner-in-Charge of KPMG's Pacific Southwest business unit audit practice and was, accordingly, in the “chain of command” for all audits performed within that business unit, including Deckers.  During the 2009 through 2011 auditing period, Mr. London also was an account executive for the Deckers account, a role that is designed to address any service or relationship issues with KPMG clients, but which is reserved for partners not associated with the audit engagement for the client.  Mr. London had previously served as lead audit engagement partner for Deckers for the 2001 through 2003 audits as well as the first three quarters interim reviews in 2004.  KPMG separated Mr. London from KPMG on April 5, 2013.
Based upon all of the facts and circumstances known to our Audit Committee, including representations and information we have received from KPMG, our Audit Committee's review of Mr. London's involvement with members of the Audit Committee and the Company's management team, and following our own review and analysis of the matter, our Audit Committee has determined that, notwithstanding the violation of the SEC's independence rules due to Mr. London's role as Partner-In-Charge of KPMG's Pacific Southwest business unit and his role as an account executive, Mr. London's actions did not impact KPMG's application of objective and impartial judgment on all issues encompassed within the audits and interim review engagements performed by KPMG for Deckers.  Our Audit Committee believes that all of our previously issued financial statements (1) fairly present, in all material respects, the financial condition and results of operations of the Company as of the end of and for the fiscal periods referenced therein, and (2) may continue to be relied upon.  Our Audit Committee has reviewed and discussed these matters with KPMG.
While we currently plan to continue to engage KPMG during the 2013 fiscal year, in light of the recent events, and complications surrounding the timing of adequate disclosure, as well as the accurate tabulation of votes on the proposal following the disclosure of additional information about the events, we believe that it is prudent to withdraw the proposal to ratify the selection of KPMG as our independent registered public accounting firm for the 2013 fiscal year.  We are withdrawing the proposal so that our Board is not continuing to recommend ratification of KPMG, and our stockholders are not being asked to make a voting decision.  While the Company has historically asked its stockholders to ratify the appointment of its auditor, the Company is not required to do so under applicable law.
The information in this letter is intended to supplement the information provided in the proxy statement relating to the Annual Meeting.  You are encouraged to carefully review the proxy statement, as well as the additional proxy materials made available to you, before voting your shares at the Annual Meeting.
If you have any questions or require additional information, please contact us at: Deckers Outdoor Corporation, 495-A South Fairview Avenue, Goleta, California 93117, Attention: Corporate Secretary, Telephone: (805) 967-7611.
Thank you for your ongoing support of Deckers Outdoor Corporation.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ ANGEL R. MARTINEZ
Angel R. Martinez
May 7, 2013	Chair of the Board of Directors, President and Chief Executive Officer"

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2013	Deckers Outdoor Corporation
/s/ Thomas A. George
Thomas A. George, Chief Financial Officer